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                                                                 Exhibit 99.1

November 10, 2003

PURCHASER
NAME & ADDRESS

     Re: 8.5% Convertible Exchangeable Debentures Due November 1, 2005
         ("Debentures")


DEAR GENTLEMEN:
     Applied Digital Solutions, Inc. would hereby like to make the holders of the Debentures the following offer:

     Each holder of Debentures shall convert into common stock of Applied Digital Solutions, Inc. (the "Company") at least 50% outstanding principal amount of Debentures (and associated accrued but unpaid interest) owned by such holder, effective at the close of business November 12, 2003 (the "First Conversion"), at a conversion price per share of $0.35. The parties acknowledge that this First Conversion price was calculated at such price in view of the future interest on the Debentures being converted which shall not be payable.

     Each holder of Debentures will notify the Company by 4:00 p.m. on Tuesday, November 11, 2003 the principal amount of outstanding Debentures (at least 50% of such amount owned by such holder) that such holder is converting during the First Conversion. The following additional provisions shall apply:

     1. On Wednesday, November 19, 2003 (the "Second Conversion"), each holder of Debentures will convert the balance of the outstanding balance of principal amount of Debenture owned by it at a conversion price which effects a 16% discount to the average volume weighted average price of one share of the Company's common stock for the 5 trading days preceding but not including November 17 (the "Discounted VWAP"); provided, that if such Discounted VWAP is less than $0.35 (the "Minimum Price"), then (i) the conversion price per share shall be $0.35 and not the Discounted VWAP, and
          (ii) the holder of Debentures need not convert the remaining principal amount of such holders' Debentures, which shall continue outstanding in accordance with the terms of the Debentures (with no price change or adjustment caused by any of the transactions contemplated by this letter agreement).


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     2.   At the time of the First Conversion, any holder of Debentures may elect, in writing to the Company, to have any conversion of Debentures reduce the next succeeding amortization of principal payments or whether conversion will reduce the ending amortization of principal payments. If no election is made, it shall be assumed to reduce the ending amortization payments.

     3. In the Purchase Agreement between the Company and the holders of the Debentures, the definition of "(OMITTED FOR CONFIDENTIALITY)" shall, on November 26, 2003, automatically be expanded to include an additional 8,000,000 shares of Common Stock of the Company, provided that if the Company proposes to engage in a (OMITTED FOR CONFIDENTIALITY) with respect to such additional 8,000,000 shares, each holder of Debentures shall have the right (but not the obligation) to participate in such transaction on the same terms as such (OMITTED FOR CONFIDENTIALITY) in an amount equal to its Participation Amount. For any holder of Debentures, the "Participation Amount" shall mean (A) the percentage of total Debentures originally purchased by such holder, multiplied by (B) half of the number of shares proposed in such (OMITTED FOR CONFIDENTIALITY). If the Company desires to enter into a (OMITTED FOR CONFIDENTIALITY), it shall notify each holder of Debentures in writing of the terms of such transaction and if such holder desires to participate on such terms, then it must notify the Company in writing by 5 p.m. on the next succeeding business day by facsimile to (OMITTED FOR CONFIDENTIALITY) attention: debenture department and confirm to Michael Krawitz by telephone (OMITTED FOR CONFIDENTIALITY) that such facsimile was received. Failure to so notify shall be deemed to be a rejection of the offer and permission for the Company to proceed with selling such holder's Participation Amount.

     The preceding paragraph is conditioned on all holders of Debentures accepting this offer. However, should a holder elect not to participate in this offer, then it would not deem the participation by the others to change the price or cause other adjustment to the Debentures. If any holder of Debenture disagrees with the above statement, it must contact Michael Krawitz at (OMITTED FOR CONFIDENTIALITY) immediately. Each holder of Debentures further expressly agrees that the transaction contemplated by this letter agreement will not change the exercise price or cause any other adjustment to the warrants issued in connection with the Debentures.

     This offer is also predicated on the fact that the holders of all outstanding principal amount of Debentures are the same holders that purchased such Debentures on June 30, 2003. We expect the holders of outstanding Debentures to sign additional documents providing for standard investment experience representations and other language in accordance with securities regulations and other laws.

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         This offer shall remain open until 9:30 a.m. on November 11, after which time it will immediately expire.

                                               Very truly yours,

                                               APPLIED DIGITAL SOLUTIONS, INC.

                                               By:
                                                  ----------------------------
                                                  Name:
                                                  Title:

Agreed and accepted:
See attached pages

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         HOLDERS SIGNATURE PAGE TO LETTER AGREEMENT DATED NOVEMBER 10, 2003


PURCHASER:

By:
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